American Capitol Assumption Agreement

                        Exhibit III.A.1.

      Identification of American Capitol Assumed Policies


     The American Capitol Assumed Policies have been identified in a policyholder listing which is in the possession of the parties. The information in those lists is confidential and not made a part of the filing with the Court. However, the policyholder information is a part of the Assumption Agreements and is incorporated herein by reference.